Crimson Forest Entertainment Secures $3.3 Million Financing For Motion Picture

LOS ANGELES, Oct. 13, 2014 /PRNewswire/ - Crimson Forest Entertainment Group (http://www.cff.tv/) (OTCBB: CRIM), a global independent motion picture studio, today announced it has secured $3.3 million in financing from East West Bank to produce a romantic drama fantasy motion picture that is slated to begin filming later this year.

“The funds we have secured through such a quality institution as East West Bank demonstrate the confidence in our organization, as well as in our forthcoming project,” said Jonathan Lim, chief executive officer of Crimson Forest Entertainment. “This production contains all of the key ingredients, including an excellent script and exceptional talent (soon to be announced).”

Crimson Forest said the initial distribution target for this film is China, although its cast and plotline will appeal to international audiences. With global distribution a key strategy for Crimson Forest, the company has formed strategic relationships with several production companies to enhance its platform.

Earlier this year, Crimson Forest entered into co-production agreements with Cargo Entertainment, Tunnel Post, Dadi Digital Cinema Ltd. and China Film Assist Co.

“Momentum is building for our company, and we look forward to delivering high-quality productions that provide the most compelling entertainment experience for audiences far and wide,” Lim added.

About Crimson Forest Entertainment Group

Crimson Forest Entertainment Group, Inc. (OTCBB: CRIM), is a global independent motion picture studio that finances, produces and acquires theatrical quality feature films and television series with budgets up to $25 million for domestic and international distribution. With offices in Shanghai and Los Angeles, the company plays an integral role in all aspects of the production process and looks to make strategic investments across a project’s life cycle. More than a decade of experience in the entertainment industry in China has allowed Crimson

Forest to successfully conceptualize, produce and distribute various film and television projects in the local Chinese market, in addition to position the company as a valuable partner to reach international audiences and the rapidly growing Chinese theatrical marketplace. For more information, please visit the Crimson Forest Entertainment website at www.cff.tv (http://www.cff.tv/).

Media and Investor Contact:

Evan Pondel

PondelWilkinson Inc.

310-279-5980

epondel@pondel.com (mailto:epondel@pondel.com)

SOURCE Crimson Forest Entertainment Group, Inc.

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http://www.cff.tv (http://www.cff.tv)